Exhibit 99.1

Executed Version

Hub Group, Inc.

Notice to Certain Stockholders

Under Section 228(e) of the Delaware General Corporation Law

October 2, 2026

This notice is being sent to inform you that, on October 1, 2026, stockholders holding a majority in power of the shares of capital stock of Hub Group, Inc. (the “Company”) in accordance with the Company’s Amended and Restated Certificate of Incorporation, as amended, and the Delaware General Corporation Law (the “DGCL”) authorized and approved, by written consent, the removal of Messrs. Michael Flannery, Peter McNitt, and Gary Yablon from the Company’s Board of Directors (the “Board”), amended and restated the bylaws of the Company with the Second Amended and Restated Bylaws, and appointed Messrs. Thaddeus J. Malik, Thomas P. Fitzgerald, Thomas M. White, and Gregory D. Bunch to the Board.

This notice is being sent or given on or about October 2, 2026 pursuant to, and shall constitute notice under, Section 228(e) of the DGCL, to each stockholder from whom the Company has not received written consent for such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such notice of such meeting had been the date that written consents signed by a sufficient number of stockholders to take such action were delivered to the Company as provided in Section 228(c) of the DGCL.

This notice is delivered solely to promptly inform you of the corporate actions described herein. The Company is not requesting stockholders to take any action at this time.

Hub Group, Inc.

By:	/s/ David P. Yeager
Name:	David P. Yeager
Title:	Chairman of the Board of Directors and Chief Executive Officer